EXHIBIT (a)(1)(A)

SUNTRUST BANKS, INC.

OFFER TO PURCHASE FOR CASH

up to $1,000,000,000 aggregate liquidation preference or amount of the issued and outstanding

Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of Perpetual Preferred Stock, Series A (the “Preferred Depositary Shares”) CUSIP No 867914509

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security (the “Normal PPS”) CUSIP No 86800XAA6

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security (the “SunTrust Capital VIII Preferred Securities”) CUSIP No 86800YAA4

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security (the “SunTrust Capital I Preferred Securities”) CUSIP No 86787XAA3

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security (the “SunTrust Capital III Preferred Securities”) CUSIP No 86788LAA8

SunTrust Banks, Inc. (the “Company,” “we,” “our” or “us”), hereby offers to registered holders (each a “Holder” and collectively, the “Holders”), upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), to purchase up to $1,000,000,000 aggregate liquidation preference or amount (the “Maximum Tender Amount”) of the issued and outstanding Preferred Depositary Shares, Normal PPS, SunTrust Capital VIII Preferred Securities, SunTrust Capital I Preferred Securities and SunTrust Capital III Preferred Securities (collectively, the “Securities”; and the SunTrust Capital VIII Preferred Securities, SunTrust Capital I Preferred Securities and SunTrust Capital III Preferred Securities referred to as the “Trust Preferred Securities”). We call this offer the “Offer.”

This Offer to Purchase consists of an Offer to purchase up to the Maximum Tender Amount of the Securities. The amount of each series of Securities that is purchased in the Offer may be prorated as set forth in this Offer to Purchase. See “Terms of the Offer—Maximum Tender Amount” for more information on the possible proration of the Offer relating to a particular series of Securities.

For each Preferred Depositary Share or $1,000 liquidation amount of other Securities tendered and accepted for purchase pursuant to the Offer, the cash purchase price for such series of Securities will be the amount set forth in the table on the inside cover of this Offer to Purchase (in each case, the “Cash Purchase Price”), so that the aggregate purchase price in the Offer will be up to $700 million. All Holders of such purchased Securities will also receive the applicable accrued and unpaid dividends or distributions on the Securities up to, but excluding, the date of payment of the applicable Cash Purchase Price (the “Settlement Date”). The applicable Cash Purchase Price, and the applicable accrued and unpaid dividends or distributions, if any, will be payable on the Settlement Date.

The Offer will expire for each series of Securities at 11:59 p.m., New York City time, on June 26, 2009 (unless we extend it or terminate it early). You may withdraw any Securities that you previously tendered in the Offer at any time prior to the time it expires for such Securities.

The Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that no change or changes have occurred or are threatened that, in our reasonable judgment, would materially and adversely affect us and our subsidiaries or the contemplated benefits of the Offer to us. Further, our obligation to purchase Normal PPS is conditioned upon our having received, pursuant to the consent solicitation which we are undertaking, the affirmative consent of the holders of a majority in liquidation amount of the Normal PPS to certain amendments to the related trust documents that will allow us to retire the Normal PPS tendered in the Offer. Our obligation to purchase Securities in the Offer is not subject to any minimum tender condition. See “Terms of the Offer—Conditions of the Offer.”

The outstanding Securities of each series are represented by global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all Holders of Securities electing to tender pursuant to this Offer must do so pursuant to DTC’s book-entry procedures.

None of us, the Dealer Managers, the Depositary and Information Agent (each as defined herein) nor any other person makes any recommendation as to whether you should tender your Securities. You must make your own decision after reading this document and the documents incorporated by reference herein and consulting with your advisors.

We encourage you to read and carefully consider this document in its entirety, in particular the risk factors beginning on page 15 of this document.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the offer or of the securities to be issued in the Offer or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Goldman, Sachs & Co.	Sandler O’Neill + Partners, L.P.	SunTrust Robinson Humphrey
Sole Arranger and Lead Dealer Manager

The date of this document is June 1, 2009

Title of Security	CUSIP Numbers	Acceptance Priority Level	Aggregate Liquidation or Preference Amount Outstanding	Cash Purchase Price
Preferred Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of SunTrust Banks, Inc. Perpetual Preferred Stock, Series A	867914509	1	$500,000,000	$17.50 per Preferred Depositary Share

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security	86800XAA6	1	$500,000,000	$700 per $1,000 liquidation amount

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security	86800YAA4	2	$1,000,000,000	$700 per $1,000 liquidation amount

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	86787XAA3	3	$350,000,000	$650 per $1,000 liquidation amount

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	86788LAA8	3	$250,000,000	$650 per $1,000 liquidation amount

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IMPORTANT

All the Securities were issued in book-entry form, and all the Securities are currently represented by one or more global certificates held for the account of The Depository Trust Company (“DTC”).

You may tender your Securities by transferring the Securities through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “Terms of the Offer—Procedures for Tendering.”

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date (as defined below). If you hold your Securities through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Securities on your behalf on or prior to the Expiration Date. Tenders not received by D.F. King & Co., Inc., the depositary and information agent for the Offer (the “Depositary and Information Agent”), on or prior to the Expiration Date will be disregarded and of no effect.

We are incorporating by reference into this document important business and financial information that is not included in or delivered with this document. This information is available without charge to you upon written or oral request. Requests should be directed to:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Mail Code GA—Atlanta—0634

Atlanta, Georgia 30308

(404) 588-7711

Attention: Director of Investor Relations

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your investment decision. Accordingly, you should make any request for documents by June 19, 2009 to ensure timely delivery of the documents prior to the Expiration Date.

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this document is accurate only as of the date of this document or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this Offer to Purchase may contain forward-looking statements, including statements about our credit quality and future prospects. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Such statements are based upon the current beliefs and expectations of our management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2008, page 86 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and elsewhere in our periodic reports and Current Reports filed on Form 8-K with the SEC and available at the SEC’s internet site (http://www.sec.gov). Those factors include, but are not limited to, those described below:

•	difficult market conditions have adversely affected our industry;

•	current levels of market volatility are unprecedented;

•	the soundness of other financial institutions could adversely affect us;

•	there can be no assurance that recently enacted legislation, or any proposed federal programs, will stabilize the U.S. financial system, and such legislation and programs may adversely affect us;

•

the impact on us of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and its implementing regulations, and actions by the FDIC, cannot be predicted at this time;

•

our ability to increase our common equity as a component of our Tier 1 Capital through private capital sources and other transactions that do not involve government assistance is uncertain and we could be adversely affected if we are unable to complete such transactions;

•	credit risk;

•	weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us;

•	weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us;

•	as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations;

•	changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity;

•	the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings;

•

we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud or certain borrower defaults, which could harm our liquidity, results of operations and financial condition;

•	clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;

•	consumers may decide not to use banks to complete their financial transactions, which could affect net income;

•	we have businesses other than banking, which subject us to a variety of risks;

•	hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business;

•	negative public opinion could damage our reputation and adversely impact our business and revenues;

•	we rely on other companies to provide key components of our business infrastructure;

•	we rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations;

•	we depend on the accuracy and completeness of information about clients and counterparties;

•	regulation by federal and state agencies could adversely affect our business, revenue and profit margins;

•	competition in the financial services industry is intense and could result in losing business or reducing margins;

•	future legislation could harm our competitive position;

•	maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services;

•	we may not pay dividends on our Common Stock;

•	our ability to receive dividends from our subsidiaries, which accounts for most of our revenue, could affect our liquidity and ability to pay dividends;

•	significant legal actions could subject us to substantial uninsured liabilities;

•

recently declining values of residential real estate, increases in unemployment and the related effects on local economics may increase our credit losses, which would negatively affect our financial results;

•	deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us;

•	disruptions in our ability to access global capital markets may negatively affect our capital resources and liquidity;

•	any reduction in our credit rating could increase the cost of our funding from the capital markets;

•	we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits;

•	we depend on the expertise of key personnel and if these individuals leave or change their roles without effective replacements, operations may suffer;

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we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs, reduce profitability and adversely impact our ability to implement our business strategy;

•	our accounting policies and methods are critical to how we report our financial condition and results of operations, and these require us to make estimates about matters that are uncertain;

•	changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition;

•	our stock price can be volatile;

•	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud;

•	our financial instruments carried at fair value expose us to certain market risks;

•	our revenues derived from our investment securities may be volatile and subject to a variety of risks;

•	we may enter into transactions with off-balance sheet affiliates or our subsidiaries; and

•	we are subject to market risk associated with our asset management and commercial paper conduit businesses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Offer to Purchase, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (other than, in each case, information that is not deemed to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

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Current Reports on Form 8-K filed with the SEC on January 2, 2009, January 7, 2009, January 22, 2009 (except Items 2.02 and 7.01 and the related Exhibits 99.1 and 99.2 included in Item 9.01), February 17, 2009 (Form 8-K/A filed on April 2, 2009), April 30, 2009, May 8, 2009, May 15, 2009 and June 1, 2009.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: (404) 658-4879

Attn: Corporate Secretary

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are certain questions regarding the Offer that you may have as a holder of the Securities and the answers to those questions. To fully understand the Offer and the considerations that may be important to your decision whether to participate, you should carefully read this document in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this document. For further information about us, see the section of this document entitled “Where You Can Find More Information.”

What is the purpose of the Offer?

Under the Supervisory Capital Assessment Program (the “SCAP”), the United States Treasury, working through and with the other primary federal regulators of banks, required the largest 19 U.S. bank holding companies to conduct forward looking capital assessments to gauge the level of capitalization of these institutions under various scenarios. While we are well capitalized and expect to remain so, we were advised by the United States Treasury pursuant to the SCAP that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. See “Recent Developments—Supervisory Capital Assessment Program.” For additional information regarding our capital plan and dividend, please see our Current Report on Form 8-K filed with the SEC on May 15, 2009. Sales of shares of our common stock in public offerings, and the use of the proceeds of such sales to purchase Securities in the Offer, are components of our capital plan.

What are the key terms of the Offer?

We are offering to the Holders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal to purchase up to the Maximum Tender Amount of the issued and outstanding Securities. The amount of each series of Securities that is purchased in the Offer may be prorated as set forth in this Offer to Purchase. See “Terms of the Offer—Maximum Tender Amount” for more information on the possible proration of the offer relating to a particular series of Securities.

For each Preferred Depositary Share or $1,000 liquidation amount of other Securities tendered and accepted for purchase pursuant to the Offer the applicable Cash Purchase Price for such series of Securities will be the amount set forth in the table on the inside cover of this Offer to Purchase. All Holders of such purchased Securities will also receive the applicable accrued and unpaid dividends or distributions on the Securities up to, but excluding, the date of payment of the applicable Cash Purchase Price. The applicable Cash Purchase Price, and the applicable accrued and unpaid distributions, if any, will be payable on the Settlement Date.

The Offer is being made on the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal. The outstanding Securities of each series are represented by global certificates registered in the name of The Depository Trust Company or its nominee (“DTC”). As a result, all Holders of Securities electing to tender pursuant to this Offer must do so pursuant to DTC’s book-entry procedures.

Will all Securities that I tender be accepted in this Offer?

We will accept all of the Preferred Depository Shares and Normal PPS tendered in the Offer, subject to the terms of the Offer. If our acceptance of the full amount of Securities tendered in the Offer would result in our purchasing Securities in an aggregate liquidation preference or amount in excess of the Maximum Tender Amount then we will accept all of the Preferred Depository Shares and Normal PPS so tendered, together with a portion of the Trust Preferred Securities as would result in our purchasing Securities with an aggregate liquidation amount equal to the Maximum Tender Amount. The series of Securities which we accept for purchase and the portion of the Securities within any series accepted for purchase will be determined by reference to the Acceptance Priority Levels set forth in the table on the inside cover page of this Offer to Purchase and by the proration procedures described under “Terms of the Offer—Maximum Tender Amount.”

When does the Offer expire, and may I withdraw Securities that I have previously tendered?

The Offer for each series of Securities will expire at 11:59 p.m., New York City time, on June 26, 2009 (unless we extend it or terminate it early) (the “Expiration Date”). You may withdraw any Securities that you previously tendered in the Offer at any time prior to the time it expires for such Securities by following the procedures described under the caption “Terms of the Offer—Withdrawal Rights.”

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Securities in the Offer is not subject to any minimum tender condition. Our obligation to purchase Securities in the Offer is, however, subject to a number of conditions that must be satisfied or waived by us, including, among others, that no change or changes have occurred or are threatened that, in our reasonable judgment, would materially and adversely affect us and our subsidiaries or the contemplated benefits of the Offer to us. Further, our obligation to purchase Normal PPS is conditioned upon our having received, pursuant to our concurrent consent solicitation, the affirmative consent of the holders of a majority in liquidation amount of the Normal PPS to certain amendments to the related trust documents that will allow us to retire the Normal PPS tendered in the Offer. For additional information, please see “Terms of the Offer—Conditions of the Offer.”

How do I participate in the Offer?

You may tender your Securities by transferring the Securities through ATOP or following the other procedures described under “Terms of the Offer—Procedures for Tendering.”

What must I do to participate if my Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Securities on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Depositary and Information Agent, D.F. King & Co., Inc., at its telephone number set forth on the back cover page of this Offer to Purchase.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR SECURITIES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

SUMMARY

The following summary highlights selected information contained in this document. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this document. You should carefully consider the information contained in and incorporated by reference in this document, including the information set forth under the heading “Risk Factors” on page 17 in this document and the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. Unless otherwise mentioned, or unless the context requires otherwise, references in this document to “our,” “we,” “us,” “SunTrust” and similar terms are references to SunTrust Banks, Inc. and its subsidiaries.

The Company and the Trusts

SunTrust Banks, Inc., with total assets of $179.1 billion as of March 31, 2009, is one of the nation’s largest financial services holding companies. Through our flagship subsidiary, SunTrust Bank, we provide deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions. SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. Our priorities include consistency in financial performance, quality in customer service and a strong commitment to all segments of the communities we serve. As of March 31, 2009, SunTrust had 1,694 retail and specialized service branches and 2,673 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides clients with a selection of technology-based banking channels including Internet, PC and Telephone Banking. Our internet address is www.suntrust.com. Information presented on or accessed through our web site is not incorporated into, or made a part of, this Offer to Purchase. As of March 31, 2009, SunTrust had total assets under advisement of $181.1 billion. This includes $152.3 billion in trust assets as well as $28.8 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio was $166.4 billion as of March 31, 2009.

SunTrust Preferred Capital I, SunTrust Capital VIII, SunTrust Capital I and SunTrust Capital III (collectively, the “Trusts”) are each a Delaware statutory trust. We are the sole holder of all the common securities of each Trust. The sole assets and sources of funds to make payments on the Normal PPS and the Trust Preferred Securities are the junior subordinated notes we issued to the Trusts (the “Underlying Notes”) and, additionally, in the case of the Normal PPS, (i) the stock purchase contracts (the “Stock Purchase Contracts”) issued pursuant to the stock purchase contract agreement (the “Stock Purchase Contract Agreement”) between us and SunTrust Preferred Capital I and (ii) shares of our Series B Preferred Stock once issued pursuant to the terms of the Stock Purchase Contract Agreement. To the extent that a Trust receives interest payments on the relevant Underlying Notes or payments pursuant to the Stock Purchase Contracts, as applicable, it is obligated to distribute those amounts to the holders of Normal PPS or Trust Preferred Securities, as the case may be, in the form of semi-annual or quarterly distributions. We have provided holders of Normal PPS and Trust Preferred Securities a guarantee in support of the Trusts’ obligations to make distributions on their Trust Preferred Securities or Normal PPS, as applicable, but only to the extent the Trusts have funds available for distribution.

Our Common Stock is traded on the New York Stock Exchange under the ticker symbol “STI”. Our principal executive offices are located at SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308. Our telephone number is (404) 588-7711.

Background to the Transaction

Supervisory Capital Assessment Program

Under SCAP, the United States Treasury, working through and with the other primary federal regulators of banks, required the largest 19 U.S. bank holding companies to conduct forward looking capital assessments to gauge the level of capitalization of these institutions under various scenarios. During the SCAP assessments, supervisors evaluated the extent to which each of the 19 institutions would need to alter either the amount or the composition (or both) of their respective Tier 1 capital levels today to be able to comfortably exceed minimum regulatory requirements at year-end 2010 under both a baseline scenario and under a scenario assuming a more significantly adverse economic environment than is currently anticipated. The SCAP capital buffer for each institution was sized to achieve a Tier 1 risk-based ratio of at least 6% and a Tier 1 common risk-based ratio of at least 4% at the end of 2010.

We participated in these assessments and, on May 7, 2009, we announced that we had been advised by the Federal Reserve that we have Tier 1 capital in excess of the amount required to be well-capitalized through the forecast period under both the baseline scenario and the more-adverse-than-expected scenario prepared by the United States Treasury.

While we are well-capitalized and expect to remain so, we were advised by the United States Treasury that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. The additional common equity is necessary to maintain our Tier 1 common risk-based ratio at 4% under this scenario. Our Tier 1 common risk-based ratio was 5.8% as of December 31, 2008, in excess of the 4% requirement set forth by the Federal Reserve under its SCAP guidelines. For additional information, please see “Item 1A. Risk Factors” beginning on page 86 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our Current Report on Form 8-K, filed with the SEC on May 15, 2009.

We announced the basic framework of our capital plan to increase our Common Stock as a component of our capital base on May 15, 2009 and will submit a formal capital plan to the United States Treasury as part of the assessment process contemplated by SCAP prior to the June 8, 2009 deadline established with respect to the SCAP. As part of our capital plan, we commenced our “at-the-market” Common Stock offering, indicated that we may pursue sales of selected securities and other asset dispositions and noted that we may pursue public and/or private exchanges of our outstanding preferred and hybrid securities for shares of our Common Stock. As of May 29, 2009, we have issued and sold approximately 17.7 million shares of Common Stock for a gross purchase price of approximately $260.1 million in the “at-the-market” Common Stock offering. Concurrent with the Offer, we also commenced an underwritten Common Stock offering for anticipated gross proceeds of $1.4 billion. We have suspended sales under our “at-the-market” Common Stock offering and expect to terminate it upon successful completion of the underwritten Common Stock offering. In addition, on May 15, 2009, we announced our intention to reduce our quarterly dividend on our Common Stock from $0.10 per share to $0.01 per share beginning in September 2009. For additional information regarding our capital plan and dividend, please see our Current Report on Form 8-K filed with the SEC on May 15, 2009.

Summary Terms of the Offer

The Offeror	SunTrust Banks, Inc. a Georgia corporation.

The Offer	The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, a portion of the outstanding Securities set forth in the table on the inside cover of this Offer to Purchase in an aggregate liquidation preference or amount of up to the Maximum Tender Amount at the applicable Cash Purchase Price, for each series of the Securities as set forth on the inside cover page of this Offer to Purchase.

Purpose of the Offer	The purpose of the Offer, and the related sales of shares of our common stock in public offerings, is to raise additional Tier I common equity as required by the SCAP.

Maximum Tender Amount	The Company is offering to purchase a portion of the outstanding Securities in an aggregate liquidation preference or amount of up to $1,000,000,000 (not including any accrued and unpaid dividends or distributions), which we refer to as the Maximum Tender Amount.

If the aggregate liquidation preference or amount for the Securities subject to the Offer that are validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, then the Company will accept for payment all of the Preferred Depositary Shares and Normal PPS tendered, together with that portion of the Trust Preferred Securities that does not result in our purchasing Securities in an aggregate liquidation preference or amount above the Maximum Tender Amount, and the Securities will be purchased in accordance with the Acceptance Priority Level as set forth in the table on the inside cover of this Offer to Purchase (the “Acceptance Priority Level”). Those Acceptance Priority Levels are ranked in numerical priority order: an Acceptance Priority Level of 1 is the highest-ranking Acceptance Priority Level and an Acceptance Priority Level of 3 is the lowest-ranking Acceptance Priority Level. All Securities tendered having a higher-ranking Acceptance Priority Level will be accepted for purchase before any tendered Securities having a lower-ranking Acceptance Priority Level are accepted for purchase. If we can, consistent with this Maximum Tender Amount limitation, purchase some, but not all of the tendered Securities of an applicable Acceptance Priority Level, the amount of Securities purchased within that Acceptance Priority Level will be prorated based on the aggregate liquidation amount of Securities tendered with respect to the applicable Acceptance Priority Level. In that event, Securities of any other series with a lower-ranking Acceptance Priority Level than that of the prorated series of Securities will not be accepted for purchase.

Expiration Date and Withdrawal Rights

The Offer for each series of Securities will expire at 11:59 p.m., New York City time, on June 26, 2009 (unless we extend or earlier terminate it). The term “Expiration Date” for any series of Securities means such date and time or, if we extend the Offer for such series of

Securities, the latest date and time to which we extend the Offer for such series of Securities. You may withdraw any Securities that you previously tendered in the Offer at any time prior to the time it expires for such Securities. In addition, you may withdraw Securities that you tender that are not accepted by us after the expiration of 40 business days after the commencement of the Offer. See “Terms of Offer—Withdrawal of Tenders.”

Material U.S. Federal Income Tax

Consequences	See “Material U.S. Federal Income Tax Consequences” for a description of certain material U.S. federal income tax considerations relating to the purchase of Securities pursuant the Offer.

Consideration for the Offer	Holders who validly tender and do not validly withdraw their Securities and whose Securities are accepted for purchase will receive the Cash Purchase Price, as described below.

Accrued Dividends and Distributions	Subject to the terms and conditions of the Offer, Holders who validly tender and do not validly withdraw their Securities and whose Securities are accepted for purchase in the Offer will also be paid the applicable accrued and unpaid dividends or distributions from the last distribution date to, but excluding, the Settlement Date, payable on the Settlement Date.

Settlement Date	The Settlement Date will occur promptly after the Expiration Date. Assuming the Offer is not extended, the Company expects that the Settlement Date for the Offer will be June 29, 2009.

Acceptance of Tendered Securities and Payment	Upon the terms of the Offer and upon satisfaction or waiver of the conditions to the Offer specified herein under “Terms of the Offer—Conditions of the Offer,” the Company will (i) accept for purchase Securities validly tendered, and not validly withdrawn, for an aggregate liquidation preference or amount up to the Maximum Tender Amount, and (ii) promptly pay the Cash Purchase Price, plus the applicable accrued and unpaid dividends or distributions, on the Settlement Date for all Securities accepted for purchase.

Payment of the Cash Purchase Price with respect to Securities accepted for purchase in the Offer that are validly tendered on or before the Expiration Date, will be made on the Settlement Date.

Conditions of the Offer

The Company’s obligation to accept for purchase, and to pay for, Securities validly tendered (up to the Maximum Tender Amount) is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of the General Conditions, including among others the condition that no change or changes have occurred or are threatened that, in the Company’s reasonable judgment, would materially and adversely affect the Company and its subsidiaries or the contemplated benefits of the Offer to the Company. See “Terms of the Offer—Conditions of the Offer.” The Offer is not conditioned on any minimum amount of Securities being tendered. Subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate the Offer at any time with respect to any or all series of Securities. If the Offer is terminated at any time with respect to any or all series of Securities, then the Securities of such series tendered pursuant to the Offer will be promptly returned to the tendering Holders.

Source of Funds	If the Offer is completed, the Company will obtain the funds necessary to purchase Securities tendered in the Offer through a portion of the proceeds from our underwritten Common Stock offering.

Procedures for Tendering Securities	You may tender your Securities by transferring the Securities through ATOP or following the other procedures described under “Terms of the Offer—Procedures for Tendering Securities.”

If you wish to tender your Securities and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Securities on your behalf.

We urge you to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the Expiration Date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your shares, please call your broker, dealer, commercial bank, trust company or other nominee, or call our Information Agent at its telephone number set forth on the back cover page of this Offer to Purchase.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Untendered or Unpurchased Securities	Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering Holder. Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, then the number of shares or aggregate liquidation amount that remains outstanding of each series of Securities that is purchased in part in the Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such series that remain outstanding after consummation of the Offer.

Brokerage Commissions	No brokerage commissions are payable by Holders to the Company, the Dealer Managers or the Depositary and Information Agent. If your Securities are held through a broker or other nominee who tenders the Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Offer.”

Retirement of Securities; Normal PPS Consent Solicitation	Following completion of the Offer, we plan to merge SunTrust Capital VIII into a new Delaware statutory trust in order to facilitate the retirement of any SunTrust Capital VIII Preferred Securities we acquire in the Offer. In connection with this merger, all SunTrust Capital VIII Preferred Securities not acquired by us in the Offer will be converted into securities of the new trust with terms substantially identical to the terms of the SunTrust Capital VIII Preferred Securities. We also plan to amend the trust agreements governing the other Trusts to facilitate the retirement of the Normal PPS and Trust Preferred Securities tendered in the Offer. Concurrently with this Offer, we are seeking the affirmative consent of a majority of the outstanding aggregate liquidation amount of Normal PPS for the amendments to the trust agreement of SunTrust Preferred Capital I. The mergers and amendments will not adversely affect the rights of the holders of the Trust Preferred Securities or Normal PPS that remain outstanding after the completion of the Offer.

Market Trading	Our Preferred Depositary Shares are traded on the New York Stock Exchange under the symbol “STI PrA”. The closing sale price of the Preferred Depositary Shares on the NYSE on May 29, 2009, the last trading day prior to the date of this document, was $14.50 per share. The SunTrust Capital VIII Preferred Securities are traded on the New York Stock Exchange under the symbol “STI/36”. The closing sale price of the SunTrust Capital VIII Preferred Securities on the NYSE on May 29, 2009, the last trading day prior to the date of this document, was $640.00 The Normal PPS are traded on the New York Stock Exchange under the symbol “STI/PRI”. The closing sale price of the Normal PPS on the NYSE on May 29, 2009, the last trading day prior to the date of this document, was $613.80. The SunTrust Capital I Preferred Securities and the SunTrust Capital III Preferred Securities are not listed for trading.

No Appraisal Rights	You will have no appraisal rights in connection with the Offer.

Regulatory Approvals	We have obtained the approval of the Federal Reserve and the United States Treasury required for repurchase of the Securities. No other regulatory approvals are required.

Depositary and Information Agent	D.F. King & Co., Inc. is serving as Depositary and Information Agent in connection with the offer. Requests for additional copies of this Offer to Purchase should be directed to the Depositary and Information Agent. Its contact information appears on the back cover of this Offer to Purchase.

Dealer Managers	Goldman, Sachs & Co. (Sole Arranger and Lead Dealer Manager), Sandler O’Neill & Partners L.P. and SunTrust Robinson Humphrey, Inc.

Further Information	If you have questions about the terms of the Offer, please contact the Sole Arranger and Lead Dealer Manager or the Depositary and Information Agent. Requests for additional copies of this document and the Letter of Transmittal may be directed to the Depositary and Information Agent. If you have questions regarding the procedures for tendering your Securities, please contact the Depositary and Information Agent. The contact information for the Sole Arranger and Lead Dealer Manager and Depositary and Information Agent are set forth on the back cover page of this Offer to Purchase.
See also “Where You Can Find More Information.”

RISK FACTORS

We have not obtained a third-party determination that the Offer is fair to holders of the Securities.

None of us, the Dealer Managers or the Depositary and Information Agent makes any recommendation as to whether you should tender your Securities in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

We may not accept all of the Securities tendered in the Offer.

Depending on the amount of Securities tendered in the Offer, we may not accept all of the Trust Preferred Securities tendered in the Offer. Further, we may have to prorate the Securities of the lowest Acceptance Priority Level that we accept in the Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. See “Terms of the Offer—Maximum Tender Amount.”

If the Offer is successful, there may no longer be a trading market for the Securities of some series, or there may be a limited trading market for the Securities and the market price for the Securities may be depressed.

Depending on the amount of Securities of any series that are accepted in the Offer, the trading market for the Securities of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Securities may decrease the price and increase the volatility of the trading price of the Securities of the series that remain outstanding following the completion of the Offer.

Holders of Securities that participate in the Offer are giving up their right to future distributions on the Securities.

If you tender your Securities, you will be giving up your right to any future distribution payments that are paid on the Securities.

The Securities may be acquired by the Company other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Company may acquire Securities that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may pursue.

RECENT DEVELOPMENTS

Supervisory Capital Assessment Program

Under the SCAP, the United States Treasury, working through and with the other primary federal regulators of banks, required the largest 19 U.S. bank holding companies to conduct forward looking capital assessments to gauge the level of capitalization of these institutions under various scenarios. During the SCAP assessments, supervisors evaluated the extent to which each of the 19 institutions would need to alter either the amount or the composition (or both) of their respective Tier 1 capital levels today to be able to comfortably exceed minimum regulatory requirements at year-end 2010 under both a baseline scenario and under a scenario assuming a more significantly adverse economic environment than is currently anticipated. The SCAP capital buffer for each institution was sized to achieve a Tier 1 risk-based ratio of at least 6% and a Tier 1 common risk-based ratio of at least 4% at the end of 2010. The SCAP’s more adverse scenario represents a hypothetical scenario that involves a recession that is longer and more severe than consensus expectations and results in higher than expected credit losses, but is not forecast of expected losses or revenues.

We participated in these assessments and, on May 7, 2009, we announced that we had been advised by the Federal Reserve that we have Tier 1 capital in excess of the amount required to be well-capitalized through the forecast period under both the baseline scenario and the more-adverse-than-expected scenario prepared by the United States Treasury.

While we are well-capitalized and expect to remain so, we were advised by the United States Treasury that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. The additional common equity is necessary to maintain our Tier 1 common risk-based ratio at 4% under this scenario. The 4% ratio of Tier 1 common equity to risk-weighted assets is a new regulatory standard that was introduced as part of the SCAP. Our Tier 1 common risk-based ratio was 5.8% as of December 31, 2008, in excess of the 4% requirement set forth by the Federal Reserve under its SCAP guidelines. For additional information, please see “Item 1A. Risk Factors” beginning on page 86 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our Current Report on Form 8-K, filed with the SEC on May 15, 2009.

We announced the basic framework of our capital plan to increase our Common Stock as a component of our capital base on May 15, 2009 and will submit a formal capital plan to the United States Treasury as part of the assessment process contemplated by SCAP. As part of our capital plan, we commenced our “at-the-market” Common Stock offering, indicated that we may pursue sales of selected securities and other asset dispositions and noted that we may pursue public and/or private exchanges of our outstanding preferred and hybrid securities for shares of our Common Stock. As of May 29, 2009, we have issued and sold approximately 17.7 million shares of Common Stock for a gross purchase price of approximately $260.1 million in the “at-the-market” Common Stock offering. Concurrent with the Offer, we also commenced an underwritten Common Stock offering for anticipated gross proceeds of $1.4 billion. We have suspended sales under our “at-the-market” Common Stock offering and expect to terminate it upon successful completion of the underwritten Common Stock offering. In addition, on May 15, 2009, we announced our intention to reduce our quarterly dividend on our Common Stock from $0.10 per share to $0.01 per share beginning in September, 2009. For additional information regarding our capital plan and dividend, please see our Current Report on Form 8-K filed with the SEC on May 15, 2009.

Under the SCAP, we will have until November 9, 2009 to either (i) increase the common equity portion of our Tier 1 capital by $2.16 billion or (ii) if we are unable to consummate transactions under our capital plan to achieve that objective, convert a portion of our Series C Preferred Stock and Series D Preferred Stock issued to the United States Treasury under the CPP to mandatorily convertible preferred stock under the United States Treasury’s CAP and issue warrants to acquire additional shares of Common Stock to the United States Treasury under the CAP.

Ratings Downgrade

On April 23, 2009, SunTrust Banks, Inc.’s senior debt and preferred stock ratings were downgraded to Baa1 and Ba2 from A1 and A3, respectively, by Moody’s Investors Service. In addition, the long-term deposits rating of SunTrust Bank our primary subsidiary, was lowered by Moody’s Investors Service to A2 from Aa3. On April 28, 2009, SunTrust Banks, Inc.’s long-term counterparty credit ratings were downgraded to BBB+ from A by Standard & Poor’s. It is possible that the other ratings agencies rating our securities will also downgrade such securities. In addition, the Offer may cause the ratings agencies to lower the ratings assigned to the Securities and other of our securities.

FDIC Assessment

The Federal Deposit Insurance Corporation (“FDIC”) has adopted a final rule, effective June 30, 2009, that will impose a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009, subject to a cap equal to 10 basis points times the institution’s assessment base for the second quarter 2009 risk-based capital assessment. The special assessment will apply to SunTrust Bank.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, SunTrust is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to SunTrust, please refer to SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, SunTrust’s earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

We have obtained the approval of the Federal Reserve and the United States Treasury required for repurchase of the Securities in the Offer. No other regulatory approvals are required to effect the Offer.

SunTrust’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on SunTrust’s business.

Depositary institutions, like SunTrust’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. SunTrust also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. SunTrust’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

TERMS OF THE OFFER

Purpose of the Offer

While we are well-capitalized and expect to remain so, we were advised by the United States Treasury pursuant to the SCAP that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. See “Recent Developments—Supervisory Capital Assessment Program.” Accordingly, we are undertaking the Offer, and the related sales of shares of our common stock in public offerings, as part of our plan to increase our common equity. For additional information regarding our capital plan and dividend, please see our Current Report on Form 8-K filed with the SEC on May 15, 2009.

General

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, outstanding Securities having an aggregate liquidation preference or amount of up to $1,000,000,000 (the “Maximum Tender Amount”) for the Cash Purchase Price for each series of Securities set forth on the inside cover of this Offer to Purchase, so that the aggregate purchase price of the Securities will be up to $700 million.

Holders of Securities that are validly tendered and accepted for purchase will receive the Cash Purchase Price, which will be payable on the Settlement Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, such nominee may have an earlier deadline for accepting the Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Securities to determine its deadline.

Upon the terms and subject to the conditions of the Offer, in addition to the Cash Purchase Price Holders who validly tender and do not validly withdraw their Securities in the Offer and whose Securities are accepted for purchase will also be paid the applicable accrued and unpaid dividends or distributions from the last dividend or distribution date to, but excluding, the Settlement Date payable on the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary and Information Agent or DTC.

Securities that are validly tendered and not validly withdrawn before the Expiration Date may be subject to proration or may not be purchased at all. The purchase of any Securities by the Company will be made in accordance with the Acceptance Priority Level for such Securities. For more information regarding possible proration with respect to a particular series of Securities, please see “—Maximum Tender Amount” below.

Maximum Tender Amount

The Company is offering to purchase a portion of the outstanding Securities, having an aggregate liquidation preference or amount of up to the Maximum Tender Amount. If our acceptance of Securities subject to the Offer that are validly tendered and not validly withdrawn would result in us purchasing Securities with an aggregate liquidation preference or amount that exceeds the Maximum Tender Amount, then the Company will accept for payment all of the Preferred Depositary Shares and the Normal PPS tendered, together with such portion of the Trust Preferred Securities that does not result in our purchasing Securities in an aggregate liquidation preference or amount above the Maximum Tender Amount, and the Securities will be purchased in accordance with the Acceptance Priority Level set forth in the table on the inside cover of this Offer to Purchase. Those Acceptance Priority Levels are ranked in numerical priority order: an Acceptance Priority Level of 1 is the highest-ranking Acceptance Priority Level and an Acceptance Priority Level of 3 is the lowest-ranking Acceptance Priority Level. All Securities tendered in the Offer having a higher-ranking Acceptance Priority Level will be accepted for purchase before any tendered Securities having a lower-ranking Acceptance Priority Level are accepted for purchase. If we can, consistent with this Maximum Tender Amount limitation, purchase some, but not all, of the tendered Securities of an applicable Acceptance Priority Level, the amount of Securities purchased within that Acceptance Priority Level will be prorated based on the aggregate liquidation amount of Securities tendered in the Offer with respect to the applicable Acceptance Priority Level. In that event,

Securities of any other series subject to the Offer with a lower-ranking Acceptance Priority Level than that of the prorated series of Securities will not be accepted for purchase.

If proration of a series of tendered Securities is required, the Company or the Depositary and Information Agent will determine the final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release.

In addition, to the extent permitted by applicable law, the Company may from time to time acquire any Securities that remain outstanding after the Expiration Date through one or more tender or exchange offers or otherwise, at prices that may be less than, equal to or greater than the Cash Purchase Price.

The following tables set forth examples of the proration that may be applicable to validly tendered and not withdrawn Securities as a result of the application of the Acceptance Priority Levels and proration procedures. The first table sets forth the proration that would be applicable under the “High Participation Scenario”, assuming 100% of the Holders of each Series of Securities tender their Securities, and the second table sets forth the proration that would be applicable under the “Low Participation Scenario”, assuming 50% of the Holders of each series of Securities tender their Securities. You will not know whether we will accept your Securities for purchase at the time that you tender your Securities.

High Participation Scenario

Title of Security	Applicability of Proration/ Acceptance Priority Level	Aggregate Liquidation Preference/Amount Outstanding	% of Tendered Securities Accepted	% of Tendered Securities Not Accepted
Preferred Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of SunTrust Banks, Inc. Perpetual Preferred Stock, Series A	1	$500,000,000	100%	—

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security	1	$500,000,000	100%	—

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security	2	$1,000,000,000	—	100%

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$350,000,000	—	100%

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$250,000,000	—	100%

In this example, we would accept 100% of validly tendered and not withdrawn Preferred Depositary Shares and Normal PPS and none of the validly tendered and not withdrawn SunTrust Capital VIII Preferred Securities, the SunTrust Capital I Preferred Securities or SunTrust Capital III Preferred Securities.

Low Participation Scenario

Title of Security	Applicability of Proration / Acceptance Priority Level	Aggregate Liquidation Preference/Amount Outstanding	% of Tendered Securities Accepted	% of Tendered Securities Not Accepted
Preferred Depositary Shares, liquidation preference $25 per share, each representing a 1/4,000th interest in a share of SunTrust Banks, Inc. Perpetual Preferred Stock, Series A	1	$500,000,000	100%	—

SunTrust Preferred Capital I 5.853% Fixed-to-Floating Rate Normal PPS, liquidation amount $1,000 per security	1	$500,000,000	100%	—

SunTrust Capital VIII 6.100% Trust Preferred Securities, liquidation amount $1,000 per security	2	$1,000,000,000	100%	—

SunTrust Capital I Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$350,000,000	—	100%

SunTrust Capital III Floating Rate Preferred Securities, Series A, liquidation amount $1,000 per security	3	$250,000,000	—	100%

In this example, we would accept 100% of validly tendered and not withdrawn Preferred Depositary Shares, Normal PPS and SunTrust Capital VIII Preferred Securities and none of the validly tendered and not withdrawn SunTrust Capital I Preferred Securities or SunTrust Capital III Preferred Securities.

Source and Amount of Funds

The Company is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to the Maximum Tender Amount of the outstanding Securities, for an aggregate cash purchase price of up to $700 million. See “—Maximum Tender Amount.” If the Offer is completed, then the Company will fund its purchase of the Securities pursuant to the Offer from a portion of the proceeds raised in the contemporaneous underwritten Common Stock offering.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for purchase and pay for, validly tendered Securities pursuant to the Offer if the General Conditions (as defined below) have not been satisfied with respect to such Securities. The Offer is not conditioned upon any minimum amount of Securities being tendered.

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Date, unless any of the following conditions shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Date with respect to any Securities:

•

there is pending, or has been threatened or instituted, or we have received notice of, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly: (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Offer, the acquisition of some or all of the Securities in the Offer or otherwise relates in any manner to the Offer; or (b) in our reasonable judgment, would materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries’ business or materially impair the contemplated benefits of the Offer to us;

•

there has been any action threatened, instituted, pending, proposed or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Securities illegal, or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Securities, (iii) materially impair the contemplated benefits of the Offer to us; or (iv) materially and adversely affect us and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business;

•

there has occurred any of the following: (i) any general suspension of trading in, or limitation on prices for, securities in any U.S. national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity, including an act or acts of terrorism, directly or indirectly involving the United States; (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any disruption or adverse change in the financial or capital markets generally or any other event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, liabilities, income, operations or prospects, taken as a whole, or on benefits of the Offer to us; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange Offer for any or all of our Common Stock or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed; or

•	any change or changes have occurred or are threatened that, in our reasonable judgment, would materially and adversely affect us and our subsidiaries or the contemplated benefits of the Offer to us.

Further, in addition to the General Conditions, our obligation to accept for payment and pay for of Normal PPS is conditioned upon our having received, pursuant to the consent solicitation which we are undertaking, the affirmative consent of the holders of a majority in liquidation amount of the Normal PPS to certain amendments to the related trust documents that will allow us to retire the Normal PPS tendered in the Offer.

The conditions described above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be waived by us, in whole or in part, at any time and from time to time before the settlement date, in each case with respect to some or all series of Securities. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

We expressly reserve the right, in our sole discretion, to terminate the Offer at any time with respect to any or all series of Securities, subject to applicable law. If we terminate the Offer with respect to the Securities in whole or in part, we will give immediate notice to the Depositary and Information Agent, and all of the Securities theretofore tendered pursuant to the Offer and not accepted for payment will be returned promptly to the tendering Holders thereof.

Procedures for Tendering Securities

All of the Securities were issued in book-entry form, and all of the Securities are currently represented by one or more global certificates held for the account of DTC. If you desire to tender Securities, you may tender such Securities to the Depositary and Information Agent through DTC’s Automated Tender Offer Program or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Securities and any other required documents, in either case by following the procedures set forth below.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

Any beneficial owner whose Securities are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Securities should contact such nominee promptly and instruct such entity to tender Securities on such beneficial owner’s behalf. If you hold your Securities through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Securities on your behalf on or prior to the Expiration Date.

How to Tender If You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the related Letter of Transmittal, or a facsimile of the related Letter of Transmittal; (ii) have the signature on the related Letter of Transmittal guaranteed if the related Letter of Transmittal so requires; and (iii) mail or deliver the related Letter of Transmittal or facsimile thereof to the Depositary and Information Agent prior to the Expiration Date.

In addition, either:

•	the Depositary and Information Agent must receive, prior to the Expiration Date, a properly transmitted Agent’s Message; or

•

the Depositary and Information Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Securities into the Depositary and Information Agent’s account at DTC according to the procedure for book-entry transfer described below, the related Letter of Transmittal and any other documents required by the related Letter of Transmittal.

Tenders of Securities pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the Dealer Managers or the Depositary and Information Agent. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the Depositary and Information Agent.

By tendering Securities pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Depositary

Agent, until receipt by the Depositary and Information Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary and Information Agent on or prior to the Expiration Date.

By tendering Securities pursuant to the Offer, you will be deemed to have made the representations and warranties set forth in the Letter of Transmittal, including that you have full power and authority to tender, sell, assign and transfer the Securities tendered thereby and that when such Securities are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary and Information Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Securities in accordance with the procedures set forth herein.

Tendering through DTC’s ATOP

The Depositary and Information Agent will establish an account at DTC with respect to the Securities for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Securities by causing DTC to transfer such Securities into the Depositary and Information Agent’s account in accordance with DTC’s procedures for such transfer.

The Depositary and Information Agent and DTC have confirmed that Securities held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Securities eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary and Information Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary and Information Agent’s account at DTC and send an Agent’s Message to the Depositary and Information Agent for its acceptance. The confirmation of a book-entry transfer into the Depositary and Information Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary and Information Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and Information Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Securities on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Securities tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of Securities who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Securities are registered in the name of a person other than the signer of a

Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Common Stock is to be made or tendered Securities that are not accepted are to be returned to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Securities must be guaranteed by a Medallion Signature Guarantor as described above.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Trust Preferred Securities for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Securities being tendered and (b) will cause such Trust Preferred Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Trust Preferred Securities in response to the Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Trust Preferred Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Trust Preferred Securities complies with Rule 14e-4.

Determination of Validity

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered Securities. The Company reserves the absolute right to reject any and all Securities not validly tendered or any Securities whose acceptance by the Company would, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities either before or after the Expiration Date. The Company’s interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Securities must be cured within a time period that the Company will determine. None of the Company, the Dealer Managers, the Depositary and Information Agent or any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of Securities will not be considered to have been made until any defects or irregularities have been cured or waived. Any Securities received by the Depositary and Information Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Depositary and Information Agent to the tendering owners, via the facilities of DTC, as soon as practicable following the Expiration Date.

Acceptance of Securities for Purchase; Payment for Securities

On the Settlement Date, the Depositary and Information Agent will tender to the Company such aggregate amount of Securities tendered for purchase in the Offer that does not result in an aggregate liquidation preference or amount above the Maximum Tender Amount whereupon the Company will deliver to the Depositary and Information Agent for delivery to tendering Holders of the Securities the amount of cash necessary to pay to each Holder whose Securities are accepted for purchase the Cash Purchase Price, as applicable, plus the applicable accrued and unpaid dividends or distributions from the last dividend or distribution date to, but excluding, the Settlement Date, in respect of such Securities.

For purposes of the Offer, the Company will be deemed to have accepted for purchase validly tendered and not validly withdrawn Securities, when, as and if the Company gives oral (promptly confirmed in writing) or written notice of such acceptance to the Depositary and Information Agent.

The Company will pay for Securities accepted for purchase by the Company pursuant to the offer by depositing the cash amounts with the Depositary and Information Agent. The Depositary and Information Agent will act as your agent for the purpose of receiving cash from the Company and transmitting such cash to you.

In all cases, issuance of cash for Securities accepted for purchase by the Company pursuant to the Offer will be made promptly after the Expiration Date and will be credited by the Depositary and Information Agent to the appropriate account at DTC, subject to receipt by the Depositary and Information Agent of:

•	timely confirmation of a book-entry transfer of the Securities into the Depositary and Information Agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the Letter of Transmittal.

The Company may transfer or assign, in whole or from time to time in part, to one or more of its affiliates or any third party the right to purchase all or any of the Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Securities validly tendered, not validly withdrawn and accepted for purchase pursuant to the Offer.

If the aggregate liquidation preference or amount for the Securities subject to the Offer that are validly tendered exceeds the Maximum Tender Amount, then the Company will accept for payment only the aggregate liquidation preference or amount of Securities that does not result in an aggregate liquidation preference or amount above the Maximum Tender Amount, and the Securities will be purchased in accordance with the Acceptance Priority Level (in numerical priority order). For more information on possible proration of the Offer, please see “—Maximum Tender Amount.”

Holders of Securities tendered and accepted for purchase pursuant to the Offer will be entitled to the applicable accrued and unpaid dividends or distributions on their Securities to, but excluding, the Settlement Date, payable on the Settlement Date. Under no circumstances will any interest be payable because of any delay by the Depositary and Information Agent or DTC in the transmission of funds to the Holders of purchased Securities or otherwise.

If the Company is delayed in its acceptance for purchase of, or payment for, any Securities or is unable to accept for purchase or pay for any Securities pursuant to the Offer for any reason, then, without prejudice to the

Company’s rights hereunder, but subject to applicable law, tendered Securities may be retained by the Depositary and Information Agent on behalf of the Company (provided that the Company will pay the consideration offered or return the Securities deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer).

Tendering Holders of Securities purchased in the Offer will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Depositary and Information Agent or the Company or to pay transfer taxes with respect to the purchase of their Securities. If your Securities are held through a broker or other nominee who tenders the Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. The Company will pay certain fees and expenses of the Dealer Managers and the Depositary and Information Agent in connection with the Offer. See “—Depositary and Information Agent” and “—Dealer Managers.” Any Holder or beneficial owner that has questions concerning tender procedures should contact the Depositary and Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

For purposes of settling the payment for Normal PPS validly tendered and accepted by us in the Offer, the following steps will occur:

•

SunTrust Preferred Capital I will distribute to the Depositary and Information Agent on behalf of the tendering holders of Normal PPS a ratable portion of the Underlying Notes (the “Distributed Notes”) and a ratable portion of the underlying stock purchase contracts (the “Distributed Contracts”) in redemption of the Normal PPS tendered in the offer;

•	we will retire the Distributed Notes for an amount equal to $1,000 per Distributed Note; and

•

with respect to each Normal PPS tendered in the Offer (i) we will physically settle the Distributed Contracts by issuing for each Normal PPS a 1/100th interest in a share of Perpetual Preferred Stock, Series B, with a $100,000 liquidation preference per share (the “Series B Preferred Stock”) to the Depositary and Information Agent on behalf of the tendering holders in exchange for cash, and then immediately (ii) purchase such interest in the Series B Preferred Stock for cash.

Return of Unaccepted Securities

Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering Holder. Such non-purchased Securities will be credited by the Depositary and Information Agent to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the Offer.

Expiration Date; Extensions; Amendments

The Expiration Date for each series of Securities is 11:59 p.m., New York City time, on June 26, 2009, unless extended with respect to a series of Securities, in which case the Expiration Date with respect to such series of Securities will be such date and time to which the Expiration Date is extended. The Company, in its sole discretion, may extend the Expiration Date for any or all series of Securities for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer. To extend the Expiration Date as to a series, or for all series, of Securities, the Company will notify DTC, and will make a public announcement thereof before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as applicable. Such announcement will state that the Company is extending the Offer or withdrawal period as to such issue of Securities for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Offer, the Company will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release and notice to PR Newswire.

The Company expressly reserves the right, subject to applicable law, to:

•

accept for purchase and pay for all Securities validly tendered on or before the Expiration Date and not validly withdrawn and to keep the Offer open or extend the Expiration Date to a later date and time with respect to one or more series of Securities as announced by the Company;

•	increase the Maximum Tender Amount for the Securities;

•	waive any or all conditions to the Offer with respect to one or more series of Securities; or

•	terminate or otherwise amend the Offer with respect to one or more series of Securities.

If the Company exercises any such right, the Company will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable. If the Offer is terminated at any time with respect to any or all series of Securities, the Securities of such series tendered pursuant to the Offer will be promptly returned to the tendering Holders.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to any material change in consideration or aggregate liquidation preference or amount of Securities sought, a minimum ten business day extension period will be made to allow for adequate dissemination of such change. If any of the terms of the Offer are amended in a manner determined by the Company to constitute a material change adversely affecting any Holder, the Company will (a) promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, (b) extend the Offer for a time period that the Company in its sole discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period and (c) ensure that withdrawal rights are available for a reasonable period following notice of such amendment.

Withdrawal of Tenders

You may withdraw your tender of Securities at any time on or prior to the Expiration Date. In addition, you may withdraw Securities that you tender that are not accepted by us for purchase after the expiration of 40 business days after the commencement of the Offer. You may only withdraw your tender of Securities after the Expiration Date as permitted by law.

For a withdrawal of a tender of Securities to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary and Information Agent on or prior to the Expiration Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. A form of notice of withdrawal is filed as an exhibit to the Schedule TO to which this document is an exhibit and which is available on the website maintained by the Depositary and Information Agent. Any notice of withdrawal must:

•

specify the name of the person who tendered the Securities to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Securities, if different from that of the person who deposited the Securities,

•	identify the Securities to be withdrawn and specify the aggregate liquidation preference or amount of such Securities,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s), and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of Securities, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Securities can only be accomplished in accordance with the foregoing procedures.

Holders may not rescind their valid withdrawals of tendered Securities. However, Securities validly withdrawn may thereafter be retendered at any time on or prior to the Expiration Date by following the procedures described under “—Procedures for Tendering Securities.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right to reject any or all attempted withdrawals of Securities that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Securities. A waiver of any defect or irregularity with respect to the withdrawal of one Security shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Securities except to the extent we may otherwise so provide. Withdrawals of Securities shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary and Information Agent, Dealer Managers, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

No Appraisal Rights

No appraisal or dissenters’ rights are available to Holders in connection with the Offer.

Security Ownership

Except as set forth below, neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Securities, (b) has effected any transactions involving the Securities during the 60 days prior to the date of this document, or (c) has advised us that they intend to participate in the Offer.

As of May 29, 2009, SunTrust Robinson Humphrey, Inc., a wholly-owned subsidiary of SunTrust, owned $30,569,000 in aggregate liquidation amount (approximately 6.1% of the issued and outstanding aggregate liquidation amount) of the Normal PPS and $57,500 in aggregate liquidation preference (approximately 0.01% of the issued and outstanding aggregate liquidation preference) of the Preferred Depositary Shares. On May 6, 2009, SunTrust Robinson Humphrey, Inc. purchased $550,000 in aggregate liquidation amount of the SunTrust Capital VIII Preferred Securities for a price of $580.00 per $1,000 liquidation amount in the “over-the-counter” market. On May 20, 2009, SunTrust Robinson Humphrey, Inc. sold $1,453,000 in aggregate liquidation amount of the SunTrust Capital VIII Preferred Securities for a price of $650.00 per $1,000 liquidation amount in the “over-the-counter” market. On May 21, 2009, SunTrust Robinson Humphrey, Inc. sold $1,000,000 in aggregate liquidation amount of the Normal PPS for a price of $568.75 per $1,000 liquidation amount in the “over-the-counter” market. SunTrust Robinson Humphrey, Inc. has advised us it intends to participate in the Offer. SunTrust Robinson Humphrey, Inc.’s address is: 303 Peachtree Street, NE, 24th Floor, Atlanta, Georgia 30308.

Consequences of Failure to Tender Securities

Depending on the amount of Securities of any series that are accepted in the Offer, the trading market for the Securities of that series that remain outstanding after the Offer may be more limited. A reduced trading volume may decrease the price and increase the volatility of the trading price of the Securities of that series that remain outstanding following completion of the Offer. If the Offer is successful for any series of Securities, the market price for the Securities of that series may be depressed and there may be a limited trading market for the Securities of that series.

Retirement of Securities; Consent Solicitation

Following completion of the Offer, we plan to merge SunTrust Capital VIII into a new Delaware statutory trust in order to facilitate the retirement of any SunTrust Capital VIII Preferred Securities we acquire in the Offer. In connection with this merger, all SunTrust Capital VIII Preferred Securities not acquired by us in the Offer will be converted into securities of the new trust with terms substantially identical to the terms of the SunTrust Capital VIII Preferred Securities. We also plan to amend the trust agreements governing the other Trusts to facilitate the retirement of the Normal PPS and Trust Preferred Securities tendered in the Offer. Concurrently with this Offer, we are seeking the affirmative consent of a majority of the outstanding aggregate liquidation amount of Normal PPS for the amendments to the trust agreements of SunTrust Preferred Capital I. The mergers and amendments will not adversely affect the rights of the holders of the Trust Preferred Securities or Normal PPS that remain outstanding after the completion of the Offer.

For additional information, please see “Terms of the Offer—Acceptance of Securities for Purchase; Payment for Securities.”

Accounting Treatment

For Preferred Depositary Shares accepted for purchase in the Offer, we will derecognize the net carrying amount of the underlying Perpetual Preferred Stock, Series A. The excess of the carrying amount of the underlying Perpetual Preferred Stock, Series A retired over the cash purchase price will be recorded directly in retained earnings of the period during which the transaction will occur. The excess of the carrying amount of Preferred Depositary Shares, less applicable stock issuance costs, over the cash purchase price, is added to the net income (loss) available to common shareholders for purposes of calculating earnings per share.

For Normal PPS and Trust Preferred Securities accepted for purchase in the Offer, we will derecognize the carrying amount of those securities, which are currently recorded as long-term debt, following the merger of SunTrust Capital VIII into a new Delaware statutory trust and amendments to the trust agreements governing the other Trusts. For additional information, please see “Retirement of Securities; Consent Solicitation.” In the case of the Normal PPS, the fair value of the applicable portion of the Stock Purchase Contracts will be recorded in additional paid in capital. The excess of the carrying amount of the other securities retired over the cash purchase price (and in the case of the Normal PPS, the fair value of the applicable portion of the Stock Purchase Contracts) will be recorded in the current earnings, net of applicable income taxes, of the period during which the transaction will occur. Previously deferred debt issuance costs associated with the purchased Normal PPS and Trust Preferred Securities will be expensed as incurred. Costs incurred to purchase the Normal PPS and Trust Preferred Securities will be expensed as incurred.

Subsequent Repurchases

Following completion of the Offer, we may repurchase additional hybrid instruments and trust preferred securities in the open market, in privately negotiated transactions or otherwise. Future purchases of these securities may be on terms that are more or less favorable than those of the Offer. However, Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing any Securities outside of the Offer prior to the expiration of the Offer. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing Preferred Depositary Shares and Normal PPS other than pursuant to the Offer until the expiration of at least ten business days after the termination of the Offer with respect to such Securities. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

Depositary and Information Agent

D.F. King & Co., Inc. is the Depositary and Information Agent for the Offer. Questions concerning the terms of the Offer or tender procedures and requests for additional copies of this document or the Letter of

Transmittal should be directed to the Depositary and Information Agent at its address and telephone number listed on the back cover page of this Offer to Purchase. Holders of Securities may also contact their bank, broker, custodian or other nominee concerning the Offer. We will pay the Depositary and Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Dealer Managers

The Dealer Managers for the Offer are Goldman, Sachs & Co. (“Goldman Sachs”), Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) and SunTrust Robinson Humphrey, Inc. (“SunTrust Robinson Humphrey”). As Dealer Managers for the Offer, Goldman Sachs, Sandler O’Neill and SunTrust Robinson Humphrey, respectively, will perform services customarily provided by investment banking firms acting as Dealer Managers of offers of a like nature, including, but not limited to, soliciting tenders of Securities pursuant to the Offer and communicating generally regarding the Offer with banks, brokers, custodians, nominees and other persons, including holders of Securities. We will pay the Dealer Managers reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. SunTrust Robinson Humphrey is an affiliate of SunTrust.

At any given time, the Dealer Managers may trade in the Securities or our other securities for their own account or for the accounts of customers, and accordingly, may hold a long or a short position in the Securities or such other securities.

The Dealer Managers have provided in the past and/or are currently providing other investment and commercial banking and financial advisory services to us. The Dealer Managers and their affiliates may in the future provide various investment and commercial banking and other services to us for which they would receive customary compensation.

Brokerage Commissions

Holders that tender their Securities to the Depositary and Information Agent do not have to pay a brokerage fee or commission to us, the Dealer Managers or the Depositary and Information Agent in connection with the tender of such securities. However, if a tendering holder handles the transaction through its bank, broker, custodian or nominee, that holder may be required to pay that bank, broker, custodian or nominee brokerage fees or commissions.

Fees and Expenses

We will bear the expenses of soliciting tenders of Securities. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

No Recommendation

None of us, the Dealer Managers, or the Depositary and Information and Information Agent makes any recommendation as to whether you should tender your Securities in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Securities for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

PRICE RANGE OF THE SECURITIES

Our Preferred Depositary Shares, the Normal PPS and the SunTrust Capital VIII Preferred Securities are traded on the NYSE. The SunTrust Capital I Preferred Securities and the SunTrust Capital III Preferred Securities are not listed for trading.

Market Price of and Distributions on the Preferred Depositary Shares

The Preferred Depositary Shares are currently listed on the NYSE under the symbol “STI PrA”. As of April 30, 2009 there were 20,000,000 Preferred Depositary Shares outstanding, held by one holder of record, the nominee for DTC. The following table sets forth, for the periods indicated, the high and low closing sales prices per share as reported on the NYSE and the cash distributions per Preferred Depositary Shares.

	Prices		Cash Distributions per Preferred Depositary Share
	Low	High
2009
Second Quarter (through May 29, 2009)	$8.47	$14.99	$0.25
First Quarter ended March 31, 2009	6.20	14.00	0.25

2008
Fourth Quarter ended December 31, 2008	$10.00	$15.40	$0.25
Third Quarter ended September 30, 2008	13.32	17.20	0.26
Second Quarter ended June 30, 2008	16.50	20.25	0.26
First Quarter ended March 31, 2008	18.00	22.11	0.35

2007
Fourth Quarter ended December 31, 2007	$20.30	$25.00	$0.39
Third Quarter ended September 30, 2007	24.20	26.50	0.38
Second Quarter ended June 30, 2007	25.75	27.40	0.38

On May 29, 2009, the closing sales price of the Preferred Depositary Shares on the NYSE was $14.50.

Market Price of and Distributions on the Normal PPS

The Normal PPS are currently listed on the NYSE under the symbol “STI/PRI”. As of April 30, 2009 there were 500,000 Normal PPS outstanding, held by one holder of record, the nominee for DTC. The following table sets forth, for the periods indicated, the high and low closing sales prices per Normal PPS as reported on the NYSE and the cash distributions per Normal PPS.

	Prices		Cash Distributions per Normal PPS
	Low	High
2009
Second Quarter (through May 29, 2009)	$255.00	$628.80	$—
First Quarter ended March 31, 2009	130.00	420.00	—

2008
Fourth Quarter ended December 31, 2008	$380.00	$580.00	$29.26
Third Quarter ended September 30, 2008	510.00	621.00	—
Second Quarter ended June 30, 2008	700.00	787.50	29.26
First Quarter ended March 31, 2008	719.60	925.80	—

2007
Fourth Quarter ended December 31, 2007	$830.00	$980.70	$29.26
Third Quarter ended September 30, 2007	948.20	998.00	—
Second Quarter ended June 30, 2007	997.50	1,019.00	37.39

On May 29, 2009, the closing sales price of the PPS on the NYSE was $613.80.

Market Price of and Distributions on the SunTrust Capital VIII Preferred Securities

The SunTrust Capital VIII Preferred Securities are currently listed on the NYSE under the symbol “STI/36”. As of April 30, 2009 there were 1,000,000 SunTrust Capital VIII Preferred Securities outstanding, held by one holder of record, the nominee for DTC. The following table sets forth, for the periods indicated, the high and low closing sales prices per SunTrust Capital VIII Preferred Security as reported on the NYSE and the cash distributions per SunTrust Capital VIII Preferred Security.

	Prices		Cash Distributions per SunTrust Capital VIII Preferred Security
	Low	High
2009
Second Quarter (through May 29, 2009)	$550.00	$660.00	$—
First Quarter ended March 31, 2009	574.40	655.70	—

2008
Fourth Quarter ended December 31, 2008	$440.00	$673.10	$30.50
Third Quarter ended September 30, 2008	500.00	759.80	—
Second Quarter ended June 30, 2008	763.10	860.20	30.50
First Quarter ended March 31, 2008	752.70	887.30	—

2007
Fourth Quarter ended December 31, 2007	$826.30	$931.70	$30.50
Third Quarter ended September 30, 2007	843.80	923.20	—
Second Quarter ended June 30, 2007	900.80	1,002.60	32.03

On May 29, 2009, the closing sales price of the SunTrust Capital VIII Preferred Securities on the NYSE was $640.00.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax considerations relating to the sale of Securities pursuant to the Offer. This summary applies to you only if you hold your Securities as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This summary does not represent a detailed description of the U.S. federal tax considerations that may be relevant to you in light of your particular circumstances. In addition, it does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes,

•	a person that is subject to the alternative minimum tax,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. This summary is also based on (i) the treatment of the Regular Trusts and SunTrust Capital VIII (including any successor trusts) as grantor trusts, (ii) the treatment of SunTrust Preferred Capital I (including any successor trust) as one or more grantor trusts or agency arrangements, and (iii) the treatment of the Underlying Notes held by each such trust as indebtedness issued by us without any original issue discount. The remainder of this summary assumes such treatment. We have not sought and will not seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any matters relating to the Offer, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Securities, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our Securities, or a partner in such a partnership, you should consult your tax advisors.

Please consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the Offer, as well as the consequences to you that may arise under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For purposes of the following discussion, you are a “U.S. holder” if you are a beneficial owner of a Security and you are, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. You are a “non-U.S. holder” if you are the beneficial owner of a Security and you are not a U.S. holder and are not a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

Consequences of the Offer to Participating Holders

U.S. Holders

Participating Holders of Preferred Depositary Shares

If you sell Preferred Depositary Shares to us in the Offer, subject to the discussion below regarding possible dividend treatment, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received for your Preferred Depositary Shares (including cash attributable to accrued and unpaid dividends) and your adjusted tax basis in the Preferred Depositary Shares. Your adjusted tax basis in Preferred Depositary Shares generally will equal the price you paid for the Preferred Depositary Shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Preferred Depositary Shares exceeds one year at the time of the sale. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If your sale of Preferred Depositary Shares to us has the effect of a dividend distribution under Section 302 of the Code, the amount of cash you receive will be treated as a distribution with respect to the Preferred Depositary Shares. Any such distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Preferred Depositary Shares and thereafter as capital gain from the sale or exchange of Preferred Depositary Shares. If you are a corporate U.S. holder, the amount, if any, treated as a dividend will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-corporate U.S. holder, the amount, if any, treated as a dividend will qualify for taxation at special rates if you meet certain holding period and other applicable requirements. U.S. holders should consult their tax advisors regarding the possible treatment of their sale of Preferred Depositary Shares to us as a dividend distribution under Section 302 of the Code, and the consequences to them of such treatment in their particular situation, including any consequences that would result if any amount characterized as a dividend under these rules constituted an “extraordinary dividend” as defined in Section 1059(c) or (e) of the Code.

Participating Holders of Trust Preferred Securities

If you are a holder of Trust Preferred Securities, you are treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Notes held by the related Trust. Therefore, if you sell Trust Preferred Securities to us in the Offer, you will be treated as selling your ratable share of the Underlying Notes for U.S. federal income tax purposes. You will recognize gain or loss on the sale of Trust Preferred Securities to us in an amount equal to the difference between the amount of cash received for your Trust Preferred Securities (other than cash attributable to accrued but unpaid interest on the Underlying Notes, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in your ratable share of Underlying Notes. Your adjusted tax basis in your ratable share of Underlying Notes generally will equal the price you paid for your Trust Preferred Securities, increased by the amount of market discount (if any) previously included in income, and reduced by the amount of amortizable bond premium (if any) previously deducted with respect to your ratable share of Underlying Notes. Subject to the market discount rules (discussed below), any gain or loss recognized by you will be capital gain or loss, and will be long-term capital gain or loss if your holding period for Trust Preferred Securities exceeds one year at the time of the sale. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you acquired a Trust Preferred Security for an amount that is less than the stated principal amount of your ratable share of the Underlying Notes, the amount of such difference is generally treated as “market discount” on the Underlying Notes for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the Trust Preferred Security to the maturity date of the Underlying Notes, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You generally will be required to treat any gain recognized on the sale of your Trust Preferred Securities to us as ordinary income to the extent of the market discount that accrued while you held the Trust Preferred Securities. However, if you elected to include market discount in income annually, you will not be required to treat any gain recognized as ordinary income under these rules. U.S. holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Participating Holders of Normal PPS

If you are a holder of Normal PPS, you are treated for U.S. federal income tax purposes as the beneficial owner of a ratable share of the Underlying Notes and the underlying Stock Purchase Contracts held by SunTrust Preferred Capital I. The treatment of the sale of Normal PPS to us in the Offer is uncertain. We intend to treat the sale, and by tendering your Normal PPS you will be deemed to have agreed to treat the sale, for U.S. federal income tax purposes as consisting of the following transactions:

•

the distribution by SunTrust Preferred Capital I to the Depositary and Information Agent, on behalf of the selling holders of Normal PPS, of a ratable portion of the Underlying Notes (the “Distributed Notes”) and a ratable portion of the underlying Stock Purchase Contracts (the “Distributed Contracts”) in redemption of the Normal PPS tendered in the Offer;

•	the retirement of the Distributed Notes for an amount equal to $1,000 per Distributed Note; and

•

with respect to each Normal PPS tendered in the Offer (i) the physical settlement of the Distributed Contracts, pursuant to which SunTrust will issue for each Normal PPS a 1/100th interest in a share of Series B Preferred Stock to the Depositary and Information Agent, on behalf of the selling holders, in exchange for cash, immediately followed by (ii) the exchange of such interest in the Series B Preferred Stock for cash.

Deemed Retirement of Underlying Notes. Under the characterization described above, for each Normal PPS you sell in the Offer, you will recognize gain or loss on the deemed retirement of an Underlying Note in an amount equal to the difference between $1,000 and the portion of your adjusted tax basis in the Normal PPS that is allocable to the Underlying Note. U.S. holders who purchased Normal PPS in the initial offering of Normal PPS generally will have an adjusted tax basis of $1,000 per Underlying Note. If you did not buy Normal PPS in the initial offering, your adjusted tax basis in the Underlying Notes generally will equal the price you paid for the Normal PPS, to the extent allocable to the Underlying Notes, increased by the amount of market discount (if any) previously included in income, and reduced by the amount of amortizable bond premium (if any) previously deducted with respect to your interest in the Underlying Notes. Subject to the market discount rules, any gain or loss recognized by you will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Normal PPS exceeds one year at the time of the sale. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you did not purchase Normal PPS in the initial offering and were treated as having purchased a ratable share of Underlying Notes with market discount, you generally will be required to treat any gain recognized on the deemed retirement of Underlying Notes as ordinary income to the extent of the market discount that accrued during your holding period for the Normal PPS. However, if you elected to include market discount in income annually, you will not be required to treat any gain recognized as ordinary income under these rules. U.S. holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under the market discount rules.

Deemed Settlement of Purchase Contract and Sale for Cash. Under the characterization described above, a U.S. holder (excluding any U.S. holder who purchased Normal PPS when the underlying Stock Purchase Contracts had a negative value) generally will recognize gain or loss equal to the difference between (i) the amount of cash received on the sale of its Normal PPS (excluding any cash attributable to accrued but unpaid distributions on the Normal PPS, the treatment of which is discussed below), and (ii) the sum of (A) $1,000 per each Normal PPS sold in the Offer, plus (B) the portion of the purchase price, if any, that the holder allocated to its interest in the underlying Stock Purchase Contract in connection with its purchase of Normal PPS. Such gain or loss generally will be treated as short-term capital gain or loss regardless of the holder’s holding period for Normal PPS, except that gain, if any, may in some cases be treated as a distribution under Section 302 of the Code if the holder continues to own, actually or constructively, stock of SunTrust immediately following the sale of its Normal PPS.

The preceding paragraph does not apply to U.S. holders who purchased Normal PPS when the underlying Stock Purchase Contracts had a negative value. The U.S. federal income tax consequences of the Offer to such U.S. holders are unclear. However, we believe it generally would be reasonable, based on the characterization described above, for such a U.S. holder to take the position that it will recognize gain or loss with respect to the Series B Preferred Stock deemed received in settlement of the Stock Purchase Contract in an amount equal to the difference between (i) the amount of cash received on the sale of its Normal PPS (excluding any cash attributable to accrued but unpaid distributions on the Normal PPS, the treatment of which is discussed below), and (ii) an amount equal to (A) $1,000 per each Normal PPS sold, minus (B) the negative value (expressed as a positive amount) of its ratable share of the underlying Stock Purchase Contracts as of the date of the holder’s purchase of the Normal PPS. Any such gain or loss generally will be treated as short-term capital gain or loss regardless of the holder’s holding period for the Normal PPS, except that gain, if any, may in some cases be treated as a distribution under Section 302 of the Code if the holder continues to own, actually or constructively, stock of SunTrust immediately following the sale. U.S. holders who purchased Normal PPS when the underlying Stock Purchase Contracts had a negative value should consult their own tax advisors regarding the tax consequences to them of the Offer in their particular circumstances.

Accrued and Unpaid Distributions Relating to Interest on the Underlying Notes. Payment of the accrued and unpaid distributions on your Normal PPS, to the extent relating to accrued and unpaid interest on the Underlying Notes, will be taxable as ordinary income (to the extent not previously included in income).

Accrued and Unpaid Distributions Relating to the Stock Purchase Contracts. Consistent with our treatment of previous distributions on the Normal PPS relating to periodic payments by us under the underlying Stock Purchase Contracts, we intend to report the payment to you of accrued and unpaid distributions on the Normal PPS, to the extent relating to accrued and unpaid payments on the underlying Stock Purchase Contracts, as ordinary taxable income to you. However, there is no direct authority under current law that addresses the treatment of periodic payments made by us under the Stock Purchase Contracts, and the treatment of such payments is, therefore, unclear and other treatments are possible.

Alternative Characterizations of Sale of Normal PPS. There is no authority directly addressing the treatment for U.S. federal income tax purposes of a holder that sells Normal PPS or instruments similar to Normal PPS. The characterization described above is one possible characterization of the transaction. However, the above characterization may not be binding on the IRS and it is possible that the IRS would adopt an alternative characterization which may affect the character and/or timing of a holder’s gain or loss recognized. For example, the IRS might assert that the sale of Normal PPS pursuant to the Offer should be treated as (i) a termination (as opposed to a physical settlement) of the underlying Stock Purchase Contracts, and (ii) the sale of Underlying Notes for the amount of cash received by the selling holder, plus a deemed amount equal to the fair market value to the holder of being relieved of its proportionate obligation under the underlying Stock Purchase Contracts. U.S. holders of Normal PPS should consult their tax advisors regarding possible alternative characterizations of the sale of Normal PPS pursuant to the Offer and the tax consequences to them of such characterizations.

U.S. Information Reporting and Backup Withholding

Cash payments received by non-corporate U.S. holders on the sale of Securities pursuant to the Offer generally will be subject to information reporting requirements. In addition, such payments generally will be subject to U.S. federal backup withholding tax, unless the holder (i) provides a taxpayer identification number, certified under penalties of perjury, and otherwise complies with applicable requirements of the backup withholding rules, or (ii) otherwise establishes an exemption from backup withholding. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following discussion applies to holders that are non-U.S. holders, as defined above. Special rules may apply to a non-U.S. holder that is a “controlled foreign corporation,” “passive foreign investment company,” or otherwise subject to special treatment under the Code. A non-U.S. holder that is such an entity should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it in its particular situation.

Treatment of Sale of Securities

Subject to the discussion below, if you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax with respect to any gain recognized on the sale of Securities pursuant to the Offer unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

•

in the case of gain recognized on the sale of Preferred Depositary Shares (or on the deemed disposition of Series B Preferred Stock in connection with the sale of Normal PPS), we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Accrued but Unpaid Distributions on Trust Preferred Securities and Normal PPS

Distributions Relating to Interest on Underlying Notes. The payment to a non-U.S. holder in respect of accrued but unpaid distributions on the Trust Preferred Securities, or accrued but unpaid distributions on the Normal PPS to the extent relating to accrued but unpaid interest on Underlying Notes, will not be subject to U.S. federal income or withholding tax, provided that (i) the distributions are not effectively connected with the holder’s conduct of a trade or business in the United States, (ii) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (iii) the holder is not a controlled foreign corporation related to us through stock ownership, and (iv) the holder complies with certain certification requirements.

Distributions Relating to Stock Purchase Contract Payments. We intend to treat the payment to a non-U.S. holder in respect of accrued but unpaid distributions on Normal PPS, to the extent attributable to accrued but unpaid amounts payable by us under the related Stock Purchase Contracts, as amounts subject to U.S. withholding tax at a 30% rate, unless the non-U.S. holder (i) qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an applicable income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits), or (ii) establishes that the distributions are not subject to withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by the holder).

Withholding Tax on Proceeds from Sale of Preferred Depositary Shares or Normal PPS

If you sell Preferred Depositary Shares or Normal PPS pursuant to the Offer, we or our withholding agent generally will withhold 30% of the amount of any cash proceeds you receive in the sale (including cash attributable to accrued and unpaid dividends on the Preferred Depositary Shares) in order to satisfy certain withholding requirements that apply to redemptions of stock that may be treated as a dividend under Section 302 of the Code. However, excluding cash attributable to accrued and unpaid distributions on the Normal PPS (the withholding tax consequences of which are addressed above), the 30% withholding tax will not apply, and except as provided below no withholding will be required, if you (i) (A) certify in the related Letter of Transmittal, under penalties of perjury, that the cash you receive on the sale will not be treated as a dividend distribution under the principles of Section 302 of the Code, or (B) otherwise establish in a manner satisfactory to us that you will not be treated as receiving a dividend distribution as a result of the sale, (ii) provide a properly completed IRS Form W-8BEN establishing that you are eligible for a reduced tax treaty rate with respect to dividend income, in which case we will withhold at the reduced treaty rate on the amount of cash you receive, or (iii) provide a properly completed IRS Form W-8ECI establishing that no withholding is required because the payment to you is effectively connected with your conduct of a trade or business in the United States. Non-U.S. holders of Preferred Depositary Shares or Normal PPS should consult their tax advisors regarding the application of these withholding rules to them in their particular situations.

U.S. Information Reporting and Backup Withholding

In general, if a Security is not held through a qualified intermediary, certain information with respect to payments to non-U.S. holders may be reportable to the IRS on IRS Form 1042-S. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, information reporting on an IRS Form 1099, and possibly backup withholding, will apply to cash payments to a non-U.S. holder pursuant to the Offer unless the holder has provided the required certification establishing that it is not a United States person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Payments subject to withholding tax will not also be subject to backup withholding tax.

Consequences of the Offer to Non-Participating Holders

Holders that do not sell their Securities in the Offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to their ratable share of the underlying assets of the related Trust (consisting of Underlying Notes in the case of holders of Trust Preferred Securities, and Underlying Notes and Stock Purchase Contracts in the case of holders of Normal PPS) as they had before the consummation of the Offer.

As described above under “The Offer—Retirement of Securities, Consent Solicitation,” following completion of the Offer, we plan to merge SunTrust Capital VIII into a new Delaware statutory trust, and to amend certain terms of the other Trusts. If you are a holder of Securities at the effective time of such merger or amendments, you will not recognize any gain or loss as a result of such merger or amendments, and you will continue to have the same tax basis and holding period with respect to your ratable share of the underlying assets of the related Trusts as you had prior to such merger or amendments.

The above conclusions (relating to nonrecognition of gain or loss and continuation of tax basis and holding period) generally will also apply to a holder of Normal PPS that exchanges Normal PPS and U.S. Treasury securities for Stripped PPS and Capital PPS prior to the consummation of the Offer or the amendments of SunTrust Preferred Capital I.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is specifically relevant to you if you propose to tender any Securities pursuant to the Offer on behalf of an employee benefit plan which is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or on behalf of any other entity the assets of which are “plan assets” under ERISA (individually a “Plan” and collectively “Plans”). If you are proposing to tender on behalf of a Plan, you should consult your legal counsel before doing so. This section also may be relevant to you if you propose to tender any Securities on behalf of an employee benefit plan which is subject to laws which have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, which we will refer to as “similar laws.” If you are acting on behalf of a plan which is subject to similar laws, you also should consult your legal counsel before tendering any Securities.

ERISA and the Code prohibit certain transactions (commonly called “prohibited transactions”) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. SunTrust and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans. Accordingly, no Securities should be tendered on behalf of any Plan unless the tender can be effected pursuant to an available statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to tendered any Securities on behalf of a Plan or a plan which is subject to similar laws shall be deemed, on behalf of itself and such Plan or plan, by tendering the Securities to represent that (a) the cash received for the Securities is adequate consideration for the Securities, (b) the tender will not result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws, (c) neither SunTrust nor any of its affiliates is acting a “fiduciary” (within the meaning of ERISA or any similar laws) for such a Plan or plan with respect to the Offer and (d) no advice provided by SunTrust or any of its affiliates has formed a primary basis for tendering Securities for cash.

EXPERTS

The consolidated financial statements of SunTrust appearing in our Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of SunTrust’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SunTrust for the year ended December 31, 2006 incorporated by reference in this Offer to Purchase by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The Depositary and Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers, Call Collect:

(212) 269-5550

All Others Call Toll-Free:

(800) 735-3107

suntrust@dfking.com

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

D. F. King & Co., Inc.	D. F. King & Co., Inc.
48 Wall Street, 22nd Floor	(212) 809-8838
New York, New York 10005	Attention: Elton Bagley
Confirm by Telephone:
(212) 493-6996

Any questions or requests for assistance may be directed to the Sole Arranger and Lead Dealer Manager or the Depositary and Information Agent at their respective telephone numbers as set forth above. Any requests for additional copies of this document, the Letter of Transmittal or related documents may be directed to the Depositary and Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Sole Arranger and Lead Dealer Manager for the Offer is:

Goldman, Sachs & Co.

Liability Management Group

One New York Plaza, 48th Floor

New York, New York 10004

(877) 686-5059 (toll-free)

(212) 902-5183 (collect)